Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 10.29

LICENSING AGREEMENT

This License Agreement (“Agreement”), is effective as of the 14th day of January, 2004 (“Effective Date”), and is entered into by and between Dwango North America, Corp. (“DNA”), a Texas corporation with a principal place of business at 5847 San Felipe St., Suite 3220, Houston, Texas 77057-3000 and ESPN Enterprises, Inc. (“ESPN”) a Delaware corporation with a principal place of business at 19 East 34th Street, 7th Floor, New York, New York 10016.

WITNESSETH:

WHEREAS, DNA has developed and/or licensed the rights to a multi-player wireless fishing game (the “Fishing Game”);

WHEREAS, ESPN and/or its Affiliates owns and/or has license rights to the BASSMASTER® marks related thereto (collectively “BASSMASTER Properties”);

WHEREAS, DNA wants to license certain BASSMASTER Properties from ESPN, and wants to incorporate those BASSMASTER Properties into the Fishing Game (“BASSMASTER Fishing Game”), provide the delivery, support, community and infrastructure services for the commercial exploitation of the BASSMASTER Fishing Game and BASSMASTER mobile community and share the revenue generated from such commercial exploitation with ESPN;

WHEREAS, ESPN wants DNA to develop the BASSMASTER Fishing Game, the BASSMASTER mobile community, and wants to provide marketing services for the BASSMASTER Fishing Game, mobile community and provide DNA information concerning the BASSMASTER Properties and BASSMASTER tournaments and events, and receive a royalty from the commercial exploitation of the BASSMASTER Fishing Game; and

WHEREAS, DNA and ESPN (collectively the “Parties” and each a “Party”) wish to enter into an agreement whereby ESPN will license the BASSMASTER Properties to DNA, DNA will develop the BASSMASTER Fishing Game and BASSMASTER mobile entertainment community, and the Parties will share the revenue generated by the BASSMASTER Fishing Game;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Parties hereby agree as follows:

1.	Definitions. As used in this Agreement, the Parties hereto agree the words set forth below shall have the meanings thereby specified:

a.	“BASSMASTER Properties” shall mean the BASSMASTER® name logos, trade names, trademarks and all other Intellectual Property Rights owned by or licensed to ESPN and associated with the BASSMASTER brand. The BASSMASTER Properties shall include any modifications, additions, enhancements and upgrades to the BASSMASTER Properties, but shall not include the Fishing Game. Title to and all ownership rights of, in and to the BASSMASTER Properties, and the copyrights, trademarks, patents and other intellectual property rights related thereto, are and will remain the property of ESPN, which shall have the exclusive right to protect the same by copyright, trademark, patent or otherwise

b.

“Confidential Material” shall mean corporate information, contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patents, trademark and trade name applications, and any litigation or negotiations; marketing information, including sales or product plans, strategies, tactics, methods, customers, prospects, or market research data; financial information, including cost and performance data, debt arrangement, equity structure, investors, and holdings; operational and scientific information, and documentation for all such software, drawings and designs; and personnel information, including personnel lists, resumes, personnel data, and performance evaluation, as known and disclosed by one Party to another Party.

c.	“DNA Trademarks” shall mean DWANGO®, and all other product names, logos, trade names and trademarks owned or used by DNA (for purposes of this definition only, the term DNA shall include Dwango North America, Inc., Dwango North America, Corp., and any subsidiary, division or other entity owned and/or controlled by Dwango North America, Inc., and/or Dwango North America, Corp.). Title to and all ownership rights of, in and to the DNA Trademarks are and will remain the property of DNA, which shall have the exclusive right to protect the same.

d.	“Fishing Game” shall mean the multi-player wireless fishing game owned by or licensed to DNA. The Fishing Game shall include any modifications, additions, enhancements and upgrades to the Fishing Game, but shall not include any BASSMASTER Property. Title to and all ownership rights of, in and to the Fishing Game, and the copyrights, trademarks, patents and other intellectual property rights related thereto, are and will remain the property of DNA, which shall have the exclusive right to protect the same by copyright, trademark, patent or otherwise.

e.	“Gross Revenue” shall mean all revenue, fees, proceeds and/or income of whatever type or character that DNA has the right to collect and/or receive from or as a direct result of the BASSMASTER Fishing Game.

f.	“Intellectual Property Rights” shall mean all copyrights (including, without limitation, the exclusive right to reproduce, distribute copies of, display and thereupon perform the copyrighted work and to prepare derivative works), copyright registrations and applications, trademark rights (including, without limitation, registrations and applications), patent rights, including registration and application, trade names, mask work rights, trade secrets, moral rights, author’s rights, algorithms, rights in packaging, goodwill and other intellectual property rights, and all divisions, continuations, reissues, renewals and extensions thereof, regardless of whether any such rights arise under the laws of the United States or any other state, country or jurisdiction, and all derivative works of any copyrighted work.

g.	“Net Revenue” shall mean Gross Revenue less (1) all payments made by DNA to unrelated third parties (including wireless carriers, licensors and governmental entities) which are due to or result directly from the collection of such revenue and (2) Out of Pocket-Expenses (as defined below). With respect to the Net Revenue, under no circumstances shall payments to third parties exceed more than ten percent (10%) of Gross Revenues.

h.	“Out-of-Pocket-Expenses” shall include, but not be limited to all costs related to distribution fees, marketing commissions and selling general and administrative costs.

2.	License Grant.

a.	License to DNA Trademarks. Subject to the other provisions of this Agreement, DNA hereby grants to ESPN an assignable as per Section 16, non-exclusive, right and license, solely within the United States, Canada and Mexico, to use, reproduce, publish, perform and display the DNA Trademarks in promotional and marketing materials, content directories and indices, and electronic and printed advertising, publicity, press releases, newsletters and mailings about DNA, the BASSMASTER. Fishing Game and its relationship with ESPN.

Prior to each new use of any of the DNA Trademarks in the manner permitted herein, ESPN shall submit a sample of such proposed use to DNA for its prior written approval,

which may not be unreasonably withheld or delayed. Once DNA has approved a particular use of a DNA Trademark, the approval will remain in effect for such use until withdrawn with reasonable prior written notice.

b.	License to BASSMASTER Properties. Subject to the other provisions of this Agreement, ESPN hereby grants to DNA a non-assignable (except as appropriate for the licensing of the BASSMASTER Fishing Game to end users and wireless carriers), nonexclusive, right and license, solely within the United States, Canada and Mexico, to use, reproduce, publish, perform and display the BASSMASTER Properties in the BASSMASTER Fishing Game, and promotional and marketing materials, content directories and indices, and electronic and printed advertising, publicity, press releases, newsletters and mailings about ESPN, the BASSMASTER Fishing Game and its relationship with DNA.

Prior to each new use of any of the BASSMASTER Properties in the manner permitted herein, DNA shall submit a sample of how the BASSMASTER Properties will actually be used to ESPN for its prior written approval or disapproval, which may not be unreasonably delayed.

3.	Restricted Uses.

a.	ESPN Marks. All marketing and advertising involving ESPN’s or BASSMASTER’s trade names, service mark, logos and/or any other proprietary marks of ESPN or its parent (The Walt Disney Company) or any affiliates (the “ESPN Marks”) is subject to the prior written approval of ESPN Marketing or advertising that is not approved within fourteen (14) days of submission for approval by DNA shall be deemed disapproved.

b.	Invalid Uses and Non-Competition. DNA shall not use the ESPN Marks in connection with any person or entity that (i) advertises, markets, promotes, sells or offers for sale pornographic materials, multi-level marketing, pyramid schemes, gambling, firearms, tobacco or hard alcohol, or (ii) is a direct competitor of ESPN, including but not limited to Fox Sports, Sports Illustrated, and AOL Sports.

c.	Third Party. DNA (and its third party service providers) agrees to comply with any requirements established by ESPN concerning the style, design, display and use of the ESPN Marks.

d.	Symbols. DNA agrees to correctly use the trademark symbol ™ or registration symbol ® with every use of the trademarks, service marks and/or trade names as part of the service pursuant to this Agreement; to use the registration symbol ® upon receiving notice from ESPN of registration of any trademarks, service marks and/or trade names.

e.	Usage Guidelines. DNA (and its third party service providers) shall abide by the ESPN Usage Guidelines attached hereto as Exhibit A.

f.	No Endorsements. DNA (and its third party service providers) may not use the BASSMASTER Properties in any manner that implies sponsorship or endorsement by ESPN of services and products other than those provided by ESPN.

4.	Ownership.

a.

Ownership of the Fishing Game and underlying mobile entertainment DNA Trademarks. Except as specifically and clearly set forth in this Agreement, nothing herein, nor the exercise of any rights granted ESPN hereunder, conveys to ESPN, and ESPN shall not have or acquire, and shall not purport to have or acquire any right, title and interest in and to all content, products, services, specifications, documentation, software and other materials supplied by DNA, including, without limitation the Fishing Game, mobile community technologies that power the Fishing Game and the DNA Trademarks and any improvements and modifications thereto, including all Intellectual Property Rights therein. ESPN agrees that is shall not at any time during the term of this Agreement assert or claim any interest in, or do anything that may adversely affect the [validity or enforceability] of, any Intellectual Property Rights in the Fishing Game, DNA mobile community and or the DNA Trademarks owned by or licensed to DNA.

b.	Ownership of BASSMASTER Properties. Except as specifically and clearly set forth in this Agreement, nothing herein, nor the exercise of any rights granted DNA hereunder, conveys to DNA, and DNA shall not have or acquire, and shall not purport to have or acquire any right, title and interest in and to all content, products, services, specifications, documentation, software and other materials supplied by ESPN, including, without limitation the BASSMASTER Properties and any improvements and modifications thereto, including all Intellectual Property Rights therein. DNA agrees that is shall not at any time during the term Agreement assert or claim any interest in, or do anything that may adversely affect the [validity or enforceability] of, any Intellectual Property Rights in the BASSMASTER Properties owned by or licensed to ESPN.

c.	Notwithstanding anything contrary herein, DNA hereby acknowledges that as between the parties, ESPN owns all rights, title and interest in and to all content, products, services, specifications, documentation, software and other materials developed independently by ESPN without use of DNA’s Confidential Information (as defined in Section 8).

5.	Services to be Performed by Each Party.

a.	Services to be performed by DNA.

i.	Develop the multi-player BASSMASTER Fishing Game.

ii.	Deliver the BASSMASTER Fishing Game to end users.

iii.	Provide infrastructure for the proper functioning of the BASSMASTER Fishing Game.

iv.	Provide and maintain the mobile community and mobile entertainment services for the BASSMASTER Fishing Game.

v.	Create a method for delivering advertisements into the BASSMASTER fishing game.

vi.	Work with ESPN to maintain carrier relationships.

vii.	Provide minimum marketing support for the game in the amount of $50,000 over the course of this Agreement in accordance with law.

viii.	Upon the terms and subject to the conditions of this Agreement, DNA will use commercially reasonable efforts to perform ancillary services that are necessary, proper or advisable consistent with this Agreement, including but not limited to attending meetings and providing necessary updates to the underlying technology of the BASSMASTER Fishing Game.

b.	Services to be performed by ESPN.

i.	At its sole option, ESPN may provide marketing support of the BASSMASTER Fishing Game.

ii.	Provide information to DNA concerning the BASSMASTER brand, tournaments, and other events.

iii.	Upon the terms and subject to the conditions of this Agreement, ESPN will use commercially reasonable efforts to perform ancillary services that are necessary, proper or advisable consistent with this Agreement, including but not limited to attending meetings and providing responsive answers to DNA’s inquiries related to this Agreement.

6.	Division of Revenue.

a.	Royalty. DNA shall pay ESPN a royalty equal to [*] of Net Revenue received by DNA from the BASSMASTER Fishing Game (“ESPN Royalty”). For purposes of calculating ESPN’s Royalty payment Net Revenue shall be no less than [*] of Gross Revenue. Determination and distribution of the ESPN Royalty shall be made within thirty (30) days subsequent to the end of each calendar quarter, based on the aggregate amount of Net Revenue collected during such calendar quarter.

b.	Royalty Reports. DNA shall be responsible for preparation and delivery of a Net Revenue report, which shall be due within thirty (30) days subsequent to the end of each calendar quarter. Failure to timely submit ESPN Royalty payments shall incur an additional charge of one percent (1.00%) per month on any balance due, commencing as of the applicable due date(s). Such report shall provide information related to (1) Gross Revenue collected and due, (2) third party unrelated payments, (3) Out-of-Pocket-Expenses, (4) Net Revenues, (5) any account receivable write-offs and/or account receivables past due greater than ninety (90) days and (6) all other information reasonably necessary for computation and confirmation of the Net Revenue and ESPN Royalties, if any, for such quarterly period. The Parties agree that any audits performed with regard to the books and records relating to Net Revenue reports shall be performed by a mutually acceptable independent accounting firm or certified public accountant.

c.	Records. DNA shall maintain complete and accurate records regarding the Net Revenue during the entire term of this Agreement and for not less than two (2) years following the termination or expiration of this Agreement.

d.	Audits. In connection with the obligations undertaken by DNA hereunder to prepare and deliver the Net Revenue reports and to preserve the records related thereto, an accountant mutually agreed upon by the Parties may inspect the records on which such reports are based no more than once per calendar year. In addition to the foregoing, ESPN or its duly authorized representatives may examine, copy and collect all books of account, records or other documents that pertain to the BASSMASTER Fishing Game. Upon written request, DNA shall send the records upon which the Net Revenue reports are based to the agreed upon accountant within ten (10) days after receiving such request. If, upon performing such audit, it is determined that DNA prepared such report incorrectly resulting in underpayment of the royalty payments, DNA shall pay ESPN the amount of the underpayment within five (5) business days from the completion of the audit. If such underpayment exceeds ten percent (10%) of the royalty payments due in the period being audited, DNA will bear all reasonable expenses and costs of such audit. If, upon performing such audit, it is determined that DNA prepared such report incorrectly

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

resulting in overpayment of the royalty payments, ESPN shall reimburse DNA the amount of the overpayment within five (5) business days from the completion of the audit.

e.	Minimum Payment Obligations. DWANGO guarantees that ESPN will make a minimum of $50,000 in net revenue over the course of this agreement.

7.	Term and Termination. The term of this Agreement and the Licenses granted herein shall begin on the Effective Date and shall expire on a date two (2) calendar years from the Effective Date unless terminated earlier pursuant to this Section 7.

ESPN shall have the right to terminate this Agreement without cause by giving thirty (30) days’ prior written notice to DNA if DNA fails to meet Minimum Payment Obligations and/or ESPN is unsatisfied with this Agreement for any reason whatsoever.

Either Party hereto may terminate this Agreement by giving thirty (30) days written notice to the other Party of any material default by such Party under this Agreement. This Agreement shall terminate on the thirtieth (30th) day following receipt by the defaulting Party of the described notice, unless the defaulting Party cures any such default within the above proscribed thirty (30) day period. Notwithstanding the foregoing, the cure period for default of payment of ESPN Royalties shall be five (5) days from its due date.

8.	Confidentiality Agreement. Each of the Parties hereby agrees to keep that all Confidential Material of the other confidential. Each Party acknowledges the unique and proprietary nature of the Confidential Material of the other Parties. Each Party hereby agrees and acknowledges that it makes no present claim, nor will it make any future claim whatsoever, to the other Parties’ Confidential Material. In addition, the Parties agree that no Party shall disclose the Confidential Material, or any part thereof, to any person or entity without the prior written consent of the other Parties; and each Party shall treat the Confidential Material as confidential and proprietary information of the other Parties and the Confidential Material of the other as valuable business and property rights. Notwithstanding anything to the contrary herein, the representations and obligations of the Parties contained within this Section 7 shall survive any termination or expiration of this Agreement for a period of two (2) years after such expiration or termination.

A receiving Party may disclose the disclosing Party’s Confidential Information to its employees, agents and contractors (collectively, “Representatives”) who have a need to know the information to further the purpose of this Agreement. The receiving Party shall be liable for breach of this Agreement if a Representative or a person to whom the receiving Party (or a Representative) has disclosed the disclosing Party’s Confidential Information, in turn makes a disclosure or use, which if committed by the Receiving Party would have constituted a breach of this Agreement. ESPN may disclose DNA’s Confidential Information to ESPN, Inc., ABC, Inc., The Walt Disney Company or any related, affiliated and subsidiary company thereof (collectively, the “ESPN Affiliates”). ESPN shall remain liable for disclosures by ESPN Affiliates (of the information disclosed by ESPN) which if made by ESPN would constitute a breach hereof.

The obligations of this Section 8 shall not apply to any Confidential Material which such conditions as may be imposed in such written authorization; (a) is or becomes publicly known through no act or failure to act on the part of the receiving Party; (b) was rightfully known by the receiving Party prior to disclosure by the disclosing Party; (c) becomes rightfully known to the receiving Party from a third party not subject to any independent confidential or proprietary restriction and who did not acquire or disclose such information by a wrongful or tortious act; or (d) is or was developed independently by the receiving Party without use of the disclosing Party’s Confidential Information or (e) is disclosed in response to a valid order of a court or other governmental body of the United States or any political subdivisions thereof, but only to the extent of and for the purposes of such order; provided, however, that the Party receiving the Confidential Material shall first notify the disclosing Party hereto of the order and permit the disclosing Party to seek an appropriate protective order. The receiving Party will only disclose that portion of the information that its legal counsel advises must be disclosed. The disclosing Party agrees to reimburse the receiving Party for costs, as incurred and approved, in connection with the receiving Party’s efforts to preserve the confidentiality of the disclosing Party’s information.

The disclosing Party acknowledges that the receiving Party may develop information internally or receive information from other parties that is similar to the Confidential Information. Accordingly, nothing in this Agreement should be construed as a representation or agreement that the receiving Party has not or will not develop or have developed products, concepts, systems or techniques contemplated by or embodied in the Confidential Information, provided that the receiving Party does not violate any of its obligations under this Agreement in connection with such development. No discussions and/or communications between the Parties hereunder or otherwise will: (a) serve to impair the right of either Party to develop, make, use, procure, and/or market products or services now or in the future that may be competitive with those offered by the other; (b) require either Party to disclose any planning or other information to the other; (c) result in any obligation on the part of either Party to enter into any further agreement of any kind; or (d) constitute an option, grant or license to the Receiving Party under any patent or other rights now or hereinafter held by the disclosing Party.

9.	Warranties, Indemnification and No Consequential Damages.

a.	Warranty. Each Party represents and warrants that it owns rights, title and interest in the Intellectual Property Rights licensed herein and/or that it has the authority to make the transfers and grant the licenses granted hereunder. The Parties hereby warrant and represent that they have full legal rights and authority to enter into this Agreement and to perform their obligations hereunder, and that by entering into this Agreement or performing their obligations hereunder, they are not in default or breach of any contract or agreement with any third party and they are not violating or infringing upon the rights of any third party. The Parties represent and warrant that they are not prohibited nor in any manner otherwise restricted, by any law, regulation or administrative or judicial order of the United States from entering into this Agreement or carrying out its provisions or the transactions contemplated thereby.

b.	Indemnification. ESPN agrees to and shall indemnify, defend and hold harmless DNA and its affiliates and its and their directors, shareholders, officers, agents, employees, successors and assigns from and against any and all third party claims, demands, suits, judgments, damages, costs, losses and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of the authorized use of the BASSMASTER Properties hereunder, and/or any breach or alleged breach by DNA of this Agreement. DNA agrees to and shall indemnify, defend and hold harmless ESPN and its parent and affiliates and its and their directors, shareholders, officers, agents, employees, successors and assigns from and against any and all Losses arising out of (i) DNA’s Technology, content thereon or related advertising and promotion, and/or (ii) any breach by DNA of this Agreement.

c.

Procedure. The party requesting indemnification (the “Indemnitee”) shall notify the other party (the “Indemnitor”) in writing as soon as practicable of a claim for indemnification. The Indemnitor shall afford the Indemnitee the opportunity to participate, at the Indemnitee’s expense, in the defense of any such claim; provided however that the Indemnitor shall have the right to control all aspects of the handling of such claim, including but not limited to selection of counsel, compromise, settlement or other resolution of such claim. Without limiting the generality of the foregoing, if the Indemnitor fails or refuses to assume the defense of any claim to which its indemnity applies (whether or not suit has formally been brought), it shall be responsible for payment of any settlement of such claim reached by the Indemnitee, as well as the costs and expenses (including reasonable attorneys’ fees) as incurred by the Indemnitee in defending such claim (or reaching a settlement). Notwithstanding the foregoing, a party may not settle or compromise any claim without the prior express written consent of the other party (not to be unreasonably withheld).

d.	No Consequential Damages. Except with respect to indemnification claims, neither party shall be liable to the other or any third party for any liquidated, indirect, consequential, exemplary or incidental damages (including damages for loss of business profits, business interruption, loss of business information, and the like) arising out of this agreement, even if it has been advised of the possibility of such damages.

10.	Trademark and Promotions. Except as provided herein, neither Party shall use the other Party’s trademarks or service marks without the other Party’s prior written permission. Except as expressly set forth in this Agreement, and subject to any approvals and limitations set forth in this Agreement, DNA shall acquire no right under this Agreement to use, and DNA shall not use, and shall not, directly or indirectly, assist any other Party to use, the names “ESPN,” “ABC” or “Disney” (either alone, in conjunction with or as a part of any other word, name or phrase), or any other marks, fanciful characters or designs of The Walt Disney Company or any of its related, affiliated or subsidiary companies: (i) in any advertising, publicity or promotion or other disclosure; (ii) in any in-house publication; (iii) to express or imply any endorsement of any product or service; or (iv) in any other manner or for any purpose whatsoever (whether or not similar to any of the foregoing). Each Party acknowledges the good will inherent in the other Party’s marks, that the other Party’s marks have secondary meaning to members of the public and that it will do nothing to attack or undermine the property rights of the other Party embodied in each Party’s respective marks.

11.	DISCLAIMER. Except for the express warranties and representations set forth in this agreement, neither party makes any other warranties, express or implied. Each party expressly disclaims all other warranties and representations, whether express, implied, or statutory, including without limitation the implied warranties of merchantibility, fitness for a particular.

12.	Choice of Law and Venue. This Agreement shall be governed, construed and enforced in accordance with the laws of the state of New York (without regard to its principles of choice of law), and applicable federal law. Venue for any action concerning this Agreement shall be in New York.

13.	Severability. Each and every clause of this Agreement is severable from the whole and shall survive unless the entire Agreement is declared unenforceable.

14.	Delivery of Notices and Payments. Unless otherwise directed in writing by the parties, all notices given hereunder shall be sent via Federal Express or another equivalent express delivery service to the addresses set forth on the first page of this Agreement. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the business day after the date sent via Federal Express or other equivalent express delivery service. Notwithstanding the foregoing, termination pursuant to Section 7 and/or amendments and/or waivers pursuant to Section 20 may be conducted via facsimile.

15.	Entire Agreement. This Agreement represents the entire agreement, and supersedes all prior understandings or agreements, oral or written, between the Parties with respect to the subject matter hereof.

16.	Assignability. Neither party may assign this Agreement without the other party’s prior written permission, except that ESPN may assign this Agreement without permission to its affiliate or parent (upon written notice to the DNA) so long as ESPN remains liable for all of its obligations hereunder. All other assignments, unless approved in writing, shall be deemed void. This Agreement shall be binding upon the successors and permitted assigns of each party.

17.	Not a Partnership. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture among the Parties hereto, or an employee-employer relationship. No Party shall have any right to obligate or bind any other Party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

18.	Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, and each of which alone and all of which together, shall constitute one and the same instrument, but in making proof of this Agreement it shall not be necessary to produce or account for each copy of any counterpart other than the counterpart signed by the Party against whom this Agreement is to be enforced. This Agreement may be transmitted by facsimile, and it is the intent of the parties for the facsimile of any autograph printed by a receiving facsimile machine to be an original signature and for the facsimile and any complete photocopy of the Agreement to be deemed an original counterpart.

19.	Severability. Any provisions hereof found by a court of competent jurisdiction to be void or unenforceable will not affect the validity or enforceability of any other provisions.

20.	Amendment and Waiver. No amendment or waiver to this Agreement shall be binding unless approved in writing by both parties. A waiver shall in no event be deemed a continuing waiver unless specifically so designated in writing.

21.	Captions. All captions in this Agreement are intended solely for the convenience of the Parties, and none shall affect the meaning or construction of any provision.

22.	Survival of Agreement. Upon termination or expiration of this Agreement for any reason, the following provisions of this Agreement shall survive: Sections 1, 4, 7, 8, 9(b)-(d), 10, 12, 13, 14, 15, 16, 19, 21 and 22.

[THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

DWANGO NORTH AMERICA CORP.		ESPN ENTERPRISES, INC.

By:	/s/ Rick J. Hennessey	By:	/s/ Manish Jha

	Rick J. Hennessey	Name:	Manish Jha
	President & CEO	Title:	SVP, Emerging Media + data

EXHIBIT A

ESPN USAGE GUIDELINES

1.	DNA shall use the ESPN Marks solely as provided in the Agreement and in no other manner.

2.	DNA shall always use the ESPN Marks as a proper adjective modifying the common descriptive terms associated with the ESPN Marks as provided in the Agreement.

3.	DNA’s house mark or house logo must appear on any materials where the ESPN Marks is used and must be larger and more prominent than the ESPN Marks.

4.	On any Products, DNA shall not be required to use the common descriptive term that follows the trademark, so long as DNA uses an ® next to the ESPN Marks.

5.	In connection with each use of the ESPN Marks, DNA shall place an asterisk by the ESPN Marks and cause the following expression to appear as a legend:

“Registered Trademark or trademark of ESPN in the United States and/or other countries and used under license from ESPN.”

6.	DNA shall not use the ESPN Marks in the possessive or as nouns nor shall it pluralize or abbreviate the ESPN Marks.

7.	The ESPN Marks must stand-alone. The minimum required area of empty space around the ESPN Marks is 1/2x, where x equals the height of the ESPN Marks

8.	DNA shall always capitalize all the letters of “ESPN” or use the ESPN Marks in the exact stylized form provided to DNA by ESPN electronically or in hard copy form. The ESPN Marks may not be altered in any manner not set forth herein without the prior written approval of ESPN.

9.	DNA shall not use the ESPN Marks in any manner that expresses or might imply DNA’s affiliation, sponsorship, endorsement, certification or approval other than as contemplated by this Agreement.

10.	DNA shall not combine the ESPN Marks with any other symbols, words, logos, icons, graphics, photos, slogans, numbers or other design elements of either DNA or any third party.

11.	Other than as provided herein, DNA shall not use the ESPN Marks in a trade name, business name, domain name, product or service name, logo, trade dress, design, slogan or other trademark.

12.	DNA shall conform its use of the ESPN Marks to other rules that ESPN provides in writing to DNA from time to time.